Exhibit 10.70

Execution Copy

(Convenience Translation)

AMD FAB 36 COST PLUS REIMBURSEMENT AGREEMENT

between

AMD FAB 36 HOLDING GMBH

Wilschdorfer Landstr. 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36 Holding” -

and

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

Wilschdorfer Landstr. 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36” -

RECITALS

WHEREAS, AMD Fab 36 is a majority-owned Subsidiary of AMD Fab 36 Holding, which in turn is a wholly-owned Subsidiary of Advanced Micro Devices, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America (“AMD Inc.”);

WHEREAS, AMD Inc., AMD Fab 36 Holding and AMD Fab 36 are currently involved in the planning and implementation stages of a project pursuant to which AMD Fab 36 will use and develop to the production stage semiconductor manufacturing technology and produce 300 mm Wafers, in particular, for microprocessors, in a newly to be constructed wafer plant in Dresden;

WHEREAS, concurrently with conclusion of this Agreement (this “Agreement”), AMD Inc. and AMD Fab 36 Holding are entering into the AMD Fab 36 Holding Cost Plus Reimbursement Agreement which is attached as Annex A and pursuant to which, among other things, AMD Inc. will agree to purchase all Wafers purchased by AMD Fab 36 Holding from AMD Fab 36, and AMD Fab 36 Holding will agree to supply on an exclusive basis to AMD Inc., such Wafers, in each case on the terms and conditions of the AMD Fab 36 Holding Cost Plus Reimbursement Agreement;

WHEREAS, on the terms and conditions of this Agreement, AMD Fab 36 Holding wishes the exclusive right to purchase Wafers from AMD Fab 36 in order to enable AMD Fab 36 Holding to fulfill its obligations under the AMD Fab 36 Holding Cost Plus Reimbursement Agreement, and AMD Fab 36 is willing, on such exclusive basis, to manufacture and sell Wafers to AMD Fab 36 Holding, all on the terms and conditions of this Agreement; and

WHEREAS, AMD Inc., AMD Fab 36 Holding GmbH, AMD Fab 36 and AMD Saxony Limited Liability Company & Co. KG, Dresden (“AMD Saxony”) entered into a Management Service Agreement dated October 31, 2003 (“Fab 36 Management Service Agreement”) and AMD Inc., AMD Fab 36 Holding GmbH, and AMD Fab 36 entered into a license agreement.

NOW, THEREFORE, in consideration of above, the parties hereto agree as follows:

ARTICLE I Manufacture of Products

Section 1.01. Manufacture by AMD Fab 36 of Products for Sale to AMD Fab 36 Holding.

(a) On the terms and subject to the conditions of this Agreement, AMD Fab 36 hereby agrees to manufacture and sell Products to AMD Fab 36 Holding. Products within the meaning of this Agreement are all Wafers manufactured by AMD Fab 36. AMD Fab 36 further agrees that, during the term of this Agreement, unless AMD Inc., the limited partners of AMD Fab 36 and, prior to the Loan Agreement Termination Date, the Facility Agent, otherwise consent thereto, it shall not, directly or indirectly, (i) sell any Products or any other goods or services to any Person other than AMD Fab 36 Holding, AMD Inc. or one or more of AMD Inc.’s Subsidiaries under any circumstances, or (ii) engage in any activities other than (w) construction of the Plant, (x) manufacture and sale of Products to be Shipped pursuant to this Agreement, (y) research, development and further development of the underlying technologies to the industrial production stage, and (z) activities reasonably incidental to any of the foregoing.

In the event that a further industrial manufacturing partner is admitted to AMD Fab 36, the exclusivity shall terminate with respect to manufacturing capacity of the Plant in excess of capacity dedicated to production of Wafers pursuant to this Agreement and the Parties shall agree to modify this Agreement accordingly.

(b) On the terms and subject to the conditions of this Agreement, AMD Fab 36 Holding hereby agrees to purchase from AMD Fab 36 all Products and to pay for all the Products Shipped to it the purchase price determined on a “cost-plus” basis pursuant to Article II.

(c) AMD Fab 36 Holding shall from time to time provide, or shall arrange for AMD Inc. or one or more of its Subsidiaries to provide, in particular, but not only under the Management Service Agreement, to AMD Fab 36 technical assistance as required in Article III (including the disclosure stated therein). Irrespective of any fault, AMD Fab 36 Holding warrants by means of an independent promise of warranty pursuant to Section 311 para. 1 German Civil Code that Wafers which meet the requirements can be manufactured in a timely manner with the provided technical assistance and the rights on intellectual property granted according to Section 3 b) of the License Agreement and the technical documentation. The exclusive legal consequence of the warranty irrespective of fault is that AMD Fab 36 Holding cannot invoke bad performance/non-performance by AMD Fab 36; such warranty has no other legal consequences.

Without limiting the generality of the foregoing, the Know-how to be provided pursuant to this Section 1.01(c) and Article III shall include such of the “Specific Results” (as such term is defined in the JDA), as are necessary or, in the reasonable opinion of AMD Inc., desirable, to enable AMD Fab 36 to manufacture Products on a timely basis, in accordance with the Specifications for the relevant Product. Any disclosure of Know-how and Specifications pursuant to this Section 1.01(c) or Article III (including, without limitation, Know-how consisting of Specific Results and Know-how disclosed by way of the furnishing of technical assistance) to AMD Fab 36 by or on behalf of AMD Fab 36 Holding shall be subject to the License Agreement.

Section 1.02. Compliance with Laws and Required Permits.

(a) AMD Fab 36 shall, at its cost and expense, use commercially reasonable efforts to (i) comply with all applicable Laws relating to the manufacture and the sale of the Products, and (ii) obtain all requisite consents, authorizations, permits and approvals for the manufacturing and sale to AMD Fab 36 Holding and the sale by AMD Fab 36 Holding to AMD Inc. of the Products from each governmental authority having jurisdiction over the manufacture and sale of the Products by AMD Fab 36 and AMD Fab 36 Holding; provided, however, that AMD Fab 36 shall not be responsible for obtaining any consents, authorizations, permits or approvals in connection with the import of Products into any territory outside Germany unless expressly otherwise agreed by AMD Fab 36; (iii) Irrespective of any fault, AMD Fab 36 Holding warrants by means of an independent promise of warranty pursuant to Section 311 para. 1 German Civil Code that neither the manufacture nor the distribution of the Products is conflicting with German law. The exclusive legal consequence of the warranty irrespective of fault is that AMD Fab 36 Holding cannot invoke bad performance/non-performance by AMD Fab 36; such warranty has no other legal consequences.

Section 1.03. Quality of Products; Inspection and Rejection; Replacement Products. Without prejudice to AMD Fab 36 Holding’s obligation to make payment for Products Shipped pursuant to Section 2.06 and Section 2.07:

(a) AMD Fab 36 shall use all reasonable efforts to ensure that each Product Shipped meets the Specifications for that Product. In order to assist AMD Fab 36 in such efforts and for the purpose of assuring to AMD Fab 36 Holding the quality of the Products required under this Agreement, AMD Fab 36 shall permit the duly authorized representatives of AMD Fab 36 Holding and/or of AMD Inc. and its Subsidiaries, at any time during normal working hours and on reasonable notice, to inspect any premises of AMD Fab 36, and shall use all reasonable efforts to permit such representatives, at such time and on such notice, to inspect any premises of any third party where any of the Products, or any labeling or packaging for them, are manufactured by or for AMD Fab 36.

(b) AMD Fab 36 Holding shall promptly notify AMD Fab 36 in writing should the quality of the Products Shipped vary materially from the typical quality of the four previous shipments or, in the case of the first four shipments, from the quality of the previous shipments. In such event, AMD Fab 36 shall use its reasonable commercial efforts to restore the quality of the Products delivered hereunder to again meet such typical quality as soon as possible.

ARTICLE II

Purchase Price and Delivery of Products

Section 2.01. Descriptive Overview of Product Pricing. Without derogating from Sections 2.02 through 2.07 hereunder:

From and after the Effective Date AMD Fab 36 Holding shall purchase all Products which it orders from AMD Fab 36 and are Shipped by AMD Fab 36 in accordance with the requirements of this Agreement. The purchase price for the Products will be set at a price per Wafer which will be determined on a “cost-plus” basis for any month in accordance with the Section 2 hereinafter (“Selling Price Per Wafer”).

For all Products Shipped during any Month, AMD Fab 36 Holding shall make payments to AMD Fab 36 based on the Selling Price Per Wafer. Within 25 days after the end of each Month, other than one in which no Products are Shipped, AMD Fab 36 shall determine the Selling Price Per Wafer for such Month on the basis of its Total Costs actually incurred during that Month and the Applicable Percentage in accordance with Section 2.02. The parties acknowledge that this pricing mechanism may have the result of dictating a high price per Wafer for any Month in which only relatively few Wafers are Shipped and that after the Effective Date it will result in a full cost reimbursement during each year.

Section 2.02. Definition of Selling Price Per Wafer.

(a) Promptly, but in any event not later than 25 days after the end of each Month, the Selling Price Per Wafer for that Month shall be calculated in accordance with the formula contained in Section 2.02(b). Such calculation shall be based on the Total Costs actually incurred during such Month and the Actual Volume for such Month.

(b) For any Month the Selling Price Per Wafer shall be calculated in accordance with the following formula:-

where:

“Applicable

Percentage” shall be 110%;

“AV” means the Actual Volume for that Month;

“TC” means AMD Fab 36’s Total Costs (as defined in Annex 1) for or in respect of that Month.

Section 2.03. Advance Payment Adjustment to Reimburse Total Costs in Certain Months during which no Wafers are Shipped. For any Month after the Effective Date during which no Products are Shipped, promptly after the end but in any event not later than 30 days after such Month, AMD Fab 36 Holding shall make a creditable but not repayable advance payment in the amount of AMD Fab 36’s Total Costs multiplied by the Applicable Percentage (the “Advance Payment Adjustment Amount”) regardless of further Wafer Shipments.

If Wafers are again Shipped in any Month thereafter, the Total Costs of AMD Fab 36 shall be increased for that Month by the Total Costs of all preceding Months during which no Wafers were Shipped; the Advance Payment Adjustment Amounts shall be set-off against the payment to be made for such Month (confer definition of Total Costs in Annex 1, lit (g)).

Section 2.04. Annual Compensation for Certain Administrative Costs. AMD Fab 36 Holding shall compensate AMD Fab 36 for any administrative costs, including without limitation bookkeeping, legal and accounting costs, incurred by AMD Fab 36 from time to time for the direct benefit of AMD Fab 36 Holding, as follows. The parties agree that the amount payable by AMD Fab 36 Holding to AMD Fab 36 under this Section 2.04 shall be Euro 25,000 per annum for each Fiscal Year (which amount shall be pro-rated for any portion of a Fiscal Year) from the date hereof. Such payment shall be made not later than 30 days after the end of each Fiscal Year.

Section 2.05. Shipping Terms. AMD Fab 36 shall deliver the Products purchased hereunder from Dresden, Germany. AMD Fab 36 will arrange all freight, trucking and insurance. The costs for transportation and insurance will – as far as applicable - be separately regulated by the parties on a case-by-case basis.

Section 2.06. Payments; Set Off.

(a) AMD Fab 36 Holding shall pay to AMD Fab 36 the Selling Price Per Wafer for all Products Shipped by AMD Fab 36 within 30 days after receipt of invoices denominated in Euro from AMD Fab 36 in accordance with this Section 2.06. AMD Fab 36 shall be entitled to issue invoices to AMD Fab 36 Holding on a monthly basis. Payment for all other amounts due hereunder from either party (including any adjustment amount) shall be unconditionally due on or before the date specified in this Agreement for such amount.

(b) All amounts under this Agreement not paid when due from AMD Fab 36 Holding shall bear interest at the rate of 3% above the three-month EURIBOR per annum on a pro rata temporis basis. Such interest shall be due and payable at the end of each calendar month.

(c) Any amounts that are due from AMD Fab 36 to AMD Fab 36 Holding hereunder shall be payable only in the form of credit against amounts owed or to be owed by AMD Fab 36

Holding to AMD Fab 36 under this Agreement, except to the extent provided in Section 3.04 in connection with the Fab 36 Management Service Agreement. Any amount that is due from AMD Fab 36 Holding to AMD Fab 36 hereunder may be set-off against any payment then due under Sections 3, 5.02, or the Fab 36 Management Service Agreement, from AMD Fab 36 to AMD Fab 36 Holding.

(d) To secure the payment claims of AMD Fab 36, AMD Fab 36 Holding, here and now, assigns to AMD Fab 36 its payment claims against AMD Inc. under the Fab 36 Holding Cost Plus Reimbursement Agreement attached hereto as Annex A (including damage claims in case that, in the event of bankruptcy of AMD Inc., the trustee in bankruptcy of AMD Inc. or any other person with similar authority does not continue the Fab 36 Holding Cost Plus Reimbursement Agreement, regardless of whether such damage claims result under German or U.S. state or federal law).

Section 2.06 a). Assignment of Damage Claims.

(a) AMD Fab 36 Holding undertakes to purchase damage claims asserted by AMD Fab 36, which reduced the Total Costs pursuant to Section (6) (b) of Annex 1, if and to the extent that neither the damaging party nor an insurer makes any payment on account of such claims by the end of the second month after the month in which the Total Costs have been reduced. This purchase obligation does not apply in case of damage claims of less than 100,000.00 EUR.

(b) The purchase price of the damage claim shall correspond to the claim asserted against the third party and shall be included by AMD Fab 36 in the next invoice after arising of the purchase obligation.

(c) The assignment shall take effect at the time of sale; however, AMD Fab 36 is hereby granted authority of collection subject to any other regulation in the individual case. In the event that the assignment of the damage claim is excluded, AMD Fab 36 shall assert the claim in its own name and for the account of AMD Fab 36 Holding. It shall comply with the instructions given by AMD Fab 36 Holding in this connection.

Section 2.07. Method of Payment. Payments under this Agreement from AMD Fab 36 Holding to AMD Fab 36, if made other than by set-off permitted by Section 2.06, shall be deposited into an account of AMD Fab 36 at Dresdner Bank AG, Dresden Branch or such other account of AMD Fab 36 specified by AMD Fab 36 with the prior written consent of the Facility Agent (a copy of which consent shall be delivered by AMD Fab 36 to AMD Fab 36 Holding) with not less than 15 days written notice to AMD Fab 36 Holding, and all such payments shall be made in Euro, or in US-Dollar, or a combination of Euro and US-Dollar, in each case at the option of AMD Fab 36. The relevant US-Dollar amount results from the conversion of Euro to US-Dollar at the Facility Agent’s spot rate of exchange as in effect on the date of the relevant invoice.

Section 2.08. Adjustments for Changes in Laws or German GAAP. In the event that there is a change in applicable Law or in German GAAP, and such change results in (i) payments due from AMD Fab 36 Holding to AMD Fab 36, or due from AMD Fab 36 to AMD Fab 36 Holding (as the case may be) being materially different in aggregate amount or (ii) the timing of the receipt of such payments being materially different from the payments contemplated by this Article II, the affected party shall promptly notify the other party, AMD Inc. and the Facility Agent, and AMD Fab 36 Holding and AMD Fab 36 shall negotiate in good faith with a view to agreeing to such reasonable amendments to this Article II and the definitions used therein (which amendments shall be made only with the prior written consent of the Facility Agent) as are necessary as a result of such change. In order to restore the position contemplated by this Article II in the event AMD Fab 36 Holding and AMD Fab 36 fail to reach agreement on such amendments within 30 days of becoming aware of such change, or if the Facility Agent reasonably withholds its consent to any proposed amendments, all payments under this Article II shall be calculated without giving effect to such change. For avoidance of doubt, any amendments of the applicable law or of the German GAAP must not lead to a reduction of the cost basis of Total Costs.

Section 2.09. Product Warranty. Subject to Section 2.10, AMD Fab 36 represents and warrants that all Products sold to AMD Fab 36 Holding pursuant to this Agreement shall conform in all material respects to the Specifications for such Products and, if expressly agreed by AMD Fab 36 in writing in advance, to any specific changes thereto.

Section 2.10. Disclaimer. THE WARRANTY CONTAINED IN SECTION 2.09 IS THE SOLE AND EXCLUSIVE WARRANTY AS TO THE PRODUCTS AND IS EXPRESSLY IN LIEU OF ANY EXPRESS OR IMPLIED WARRANTIES, IN FACT OR IN LAW, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY SIMILAR WARRANTIES IMPLIED BY APPLICABLE LAW. REPAIR OR REPLACEMENT OF DEFECTIVE PRODUCTS SHALL BE AMD FAB 36 HOLDING’S EXCLUSIVE REMEDY WITH RESPECT TO DEFECTIVE PRODUCTS. AMD FAB 36 ASSUMES NO LIABILITY IN TORT OR STRICT LIABILITY, NOR SHALL AMD FAB 36 BE LIABLE TO AMD FAB 36 HOLDING OR ANY AFFILIATE THEREOF FOR LOSS OR USE OF PRODUCTS OR ANY OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY AMD FAB 36 HOLDING OR ANY SUBSIDIARY OR AFFILIATE THEREOF. IN NO EVENT SHALL THE LIABILITY OF AMD FAB 36 ARISING IN CONNECTION WITH ANY PRODUCTS SOLD HERUNDER EXCEED THE PURCHASE PRICE FOR SUCH PRODUCTS.

ARTICLE III

Technical Assistance

Section 3.01. Provision of Know-how and Advice by or on Behalf of AMD Fab 36 Holding to AMD Fab 36.

(a) AMD Fab 36 Holding shall from time to time disclose, or shall arrange for AMD Inc. or one or more Subsidiaries of AMD Inc. to disclose, to AMD Fab 36 such of the Know-how and Specifications of AMD Inc. and its Subsidiaries (or which may be used by AMD Inc. or its Subsidiaries), and any Improvements to such Know-how and Specifications made by AMD

Inc. or one or more of its Subsidiaries after such disclosure, as is necessary or, in the judgment of AMD Inc. or the Subsidiary of AMD Inc. making such disclosure, reasonably desirable to enable AMD Fab 36 to manufacture Products on an efficient and timely basis in accordance with the Specifications for the relevant Product (such Know-how, Specifications and Improvements together being the “Intellectual Property”). AMD Fab 36 Holding shall from time to time provide, or shall arrange for AMD Inc. to provide, one (1) copy (or if requested by AMD Fab 36, two (2) copies), on a non-exclusive basis, of any Technical Documentation for such Intellectual Property in the possession of AMD Inc. or one or more of its Subsidiaries. Nothing in this Article III shall require AMD Inc. or any Subsidiary of AMD Inc. disclosing Intellectual Property to create Technical Documentation unless required for the manufacture of Wafer hereunder.

(b) AMD Fab 36 Holding agrees to advise, or to arrange for AMD Inc. or one or more Subsidiaries of AMD Inc., to advise AMD Fab 36, upon AMD Fab 36’s request in writing, in relation to (i) the configuration of the equipment installed or to be installed at the Plant and used for the production of each Product, and (ii) the requirements for such configuration, the installation of the equipment and the machinery in the Plant necessary for the manufacture of such Products and the calibration and testing of such equipment and machinery.

(c) AMD Fab 36 Holding shall from time to time permit, or shall arrange for AMD Inc. to permit, AMD Fab 36 to make such number of copies of the Technical Documentation, or any part thereof, provided or disclosed to it hereunder as AMD Fab 36 may require for the purposes of this Agreement.

(d) AMD Fab 36 Holding shall from time to time notify, or shall arrange for AMD Inc. to notify, AMD Fab 36 promptly of any material errors in the Intellectual Property or Technical Documentation provided or disclosed to AMD Fab 36 hereunder or in connection herewith upon AMD Inc. or one or more of its other Subsidiaries becoming aware thereof and, to the extent AMD Inc. or one or more of its Subsidiaries develops or obtains a correction for such error, shall promptly provide, or shall arrange for AMD Inc. to promptly provide, to AMD Fab 36 the Intellectual Property and/or Technical Documentation to enable AMD Fab 36 to correct such error.

(e) Without derogating from AMD Fab 36 Holding’s obligation to provide, or to arrange for AMD Inc. to provide, disclosure to AMD Fab 36 of such of the Know-how and Specifications of AMD Inc. and its Subsidiaries, or which AMD Inc. or its Subsidiaries have the right to use, as is necessary to enable AMD Fab 36 to manufacture Products hereunder, but notwithstanding any other provision of this Section 3.01, AMD Fab 36 Holding shall not be required to disclose or arrange for AMD Inc. to disclose any Intellectual Property or Technical Documentation which AMD Inc. and its Subsidiaries – despite their best efforts - do not have a right to disclose or the disclosure of which would require the payment of compensation to a third party. Own acquisition by AMD Fab 36 is not precluded thereby.

Section 3.02. Expert Support, Training and Technical Assistance.

(a) AMD Fab 36 Holding shall, upon AMD Fab 36’s request in writing, provide, or arrange for AMD Inc. or one or more Subsidiaries of AMD Inc. to provide, to AMD Fab 36, at the Plant, technical discussions, lectures, guidance and/or technical training in order to enable AMD Fab 36 to use, for the purposes of this Agreement, the Intellectual Property and Technical Documentation disclosed or to be disclosed to AMD Fab 36 hereunder or in connection herewith and under or in connection with the License Agreement. Such discussions, lectures, guidance and training shall be conducted by AMD Fab 36 Holding and/or AMD Inc. personnel who are qualified to provide advice with respect to the relevant Intellectual Property and Technical Documentation (“Qualified Personnel”).

(b) The timing of visits of such AMD Fab 36 Holding and/or AMD Inc. personnel shall be arranged by agreement between AMD Fab 36 Holding and AMD Fab 36.

(c) AMD Fab 36 Holding shall, upon AMD Fab 36’s request in writing, provide, or arrange for AMD Inc. to provide, to AMD Fab 36, at the Plant, all technical assistance necessary to remedy a Production Problem.

Section 3.03. Access to Comparable Plants. AMD Fab 36 Holding shall arrange for AMD Inc. to permit or to cause AMD Saxony to permit AMD Fab 36 to send, at the expense of AMD Fab 36 or as otherwise agreed by AMD Inc., employees of AMD Fab 36 to visit AMD Saxony’s Wafer Fabrication Plant in Dresden, Germany known as (“Fab 30”) for so long as such plant is owned by AMD Saxony or another Subsidiary of AMD Inc. and AMD Inc. holds a direct or indirect controlling interest in AMD Saxony, at reasonable times for the purpose of witnessing and training in the use of any of the Intellectual Property and Technical Documentation provided or disclosed to it hereunder. AMD Fab 36 Holding shall upon AMD Fab 36’s request in writing, provide, or arrange for AMD Inc. to provide, to such AMD Fab 36 employees at such Wafer Fabrication Plants technical discussions, lectures, guidance and/or technical training by Qualified Personnel in order to enable such AMD Fab 36 employees to understand the usage being made at such Wafer Fabrication Plants of the relevant Intellectual Property and Technical Documentation.

Section 3.04. Charge for Technical Assistance.

(a) The remuneration for services provided under this Section 3 shall be paid by AMD Fab 36 directly to AMD Inc. (real contract in favor of a third party) in accordance with the Fab 36 Management Service Agreement.

(b) The foregoing notwithstanding, the parties agree that, without prejudice to the last sentence of Section 1.01(c) or to the License Agreement, any Intellectual Property provided in any form to AMD Fab 36 for its use hereunder is provided at no charge.

ARTICLE IV

Accounting Reports: Other Reports:

Right of Inspection By or On Behalf of AMD Fab 36 Holding

Annual Accounting Reports from AMD Fab 36. AMD Fab 36 Holding and its duly authorized representatives (which may include duly authorized representatives of AMD Inc. or a Subsidiary of AMD Inc.) and, if the Loan Agreement Termination Date has not yet taken place, the Facility Agent shall at all reasonable times have access to the books and accounts kept by AMD Fab 36 and annually upon the closing of the Fiscal Year all such books and accounts shall be audited by a firm of independent and internationally known public accountants selected by AMD Fab 36 with the approval of AMD Fab 36 Holding and, if the Loan Agreement Termination Date has not yet taken place, the Facility Agent (the consent of the Facility Agent not to be unreasonably withheld). A copy of each such report of audit shall be sent to AMD Fab 36 Holding and, prior to the Loan Agreement Termination Date, the Facility Agent. AMD Fab 36 Holding and its duly authorized representatives (which may include duly authorized representatives of AMD Inc. or of a Subsidiary of AMD Inc.) shall also have the right to examine and inspect at any reasonable time all properties and operations of AMD Fab 36 to which this Agreement relates. The rights of Leipziger Messe GmbH and of M+W Zander Fünfte Verwaltungsgesellschaft mbH (“M+W”) as direct or indirect partners of AMD Fab 36 pursuant to Article 9.3 of the AMD Fab 36 Limited Partnership Agreement remain unaffected thereby.

ARTICLE V

Effectiveness; Termination

Section 5.01. Effectiveness: Termination.

(a) This Agreement shall become effective on the date hereof and (unless otherwise extended as hereinafter provided) shall terminate on the date which is the earlier of (i) the effective date of the ordinary notice of termination given by any of the Parties with three months’ notice, such effective date being the end of any calendar month, however, not before the Loan Agreement Termination Date and (ii) the Termination Date as defined in subsection (b) below. No notice of ordinary termination may be given by AMD Fab 36 Holding as long as Leipziger Messe GmbH and/or M+W are direct or indirect partners of AMD Fab 36.

(b) Each of the events described in this Section 5.01(b) shall constitute good cause for terminating this Agreement. If a good cause for terminating this Agreement pursuant to clauses (iv) through (xi) hereinafter has occurred and is continuing, AMD Fab 36 may give notice of termination for good cause. Prior to the Loan Agreement Termination Date, the Security Agent pursuant to and in accordance with the Security Documents may, in the event of a good cause pursuant to any of the clauses (viii), (x) or (xi), give notice of termination in all cases in accordance with the power of attorney attached as Annex 2. In the event of a good cause pursuant to any of the clauses (iv), (v) or (vii), AMD Inc. shall be entitled to give notice of such termination in all cases in accordance with the power of attorney attached hereto as Annex 3.

The right of AMD Fab 36 to revoke AMD Inc.’s power of attorney for good cause shall remain unaffected In addition, this Agreement shall automatically terminate (without any requirement for any action by any party hereto) immediately upon the occurrence of the good cause for terminating this Agreement described in clauses (i) through (iii) below. Upon termination for good cause. this Agreement shall terminate on the date any such notice is given; upon automatic termination, this Agreement shall terminate upon the occurrence of the event (the respective date being the “Termination Date”). Good causes for terminating this Agreement are as follows:

(i) the expropriation or condemnation of the Plant or any substantial part of the assets or business of AMD Fab 36 or AMD Fab 36 Holding by any Governmental Authority, or the involuntary suspension, or curtailment below seventy-five percent of capacity, by AMD Fab 36 of the operation of the Plant for six months or more as a result of any change in or introduction of any Law occurring after the date hereof;

(ii) AMD Inc. or AMD Fab 36 Holding being required by any Governmental Authority to divest itself of all or a substantial portion of its direct or indirect interest in AMD Fab 36, or AMD Fab 36 being required by any Governmental Authority to divest itself of all or a substantial portion of the Plant;

(iii) the destruction of the Plant or a substantial portion thereof and a decision by AMD Fab 36 not to rebuild the same after having received insurance proceeds in respect of such destruction in an amount at least equal to the depreciated book value of such Plant or substantial portion thereof;

(iv) acceleration of the liabilities of AMD Fab 36 after expiration of an applicable additional period as a result of occurrence of an event as specified in the Section of the Loan Agreement relating to the termination of the loan entitling the Banks to terminate the Loan Agreement and/or if the Facility Agent, the Security Agent or any of the Banks asserts a right under any of the Security Documents (as defined in the Loan Agreement);

(v) the involuntary (including without limitation as a result of enforcement of any rights of security granted in shares of AMD Fab 36 Holding and/or AMD Fab 36 or performance of any undertakings to transfer such shares made to secure obligations of AMD Fab 36 Holding and/or AMD Fab 36) transfer of a controlling interest in AMD Fab 36 Holding and/or AMD Fab 36 from AMD Inc. and its Subsidiaries to one or more third parties is threatened and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from transfer of such controlling interest;

(vi) [deliberately blank];

(vii) any event which (A) results in the termination of AMD Inc.’s rights to disclosure to AMD Fab 36 as contemplated by Section 1.01 and Article III, or (B) otherwise terminates or makes impracticable the manufacture of Wafers as contemplated hereunder and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from occurrence of the event;

(viii) failure of AMD Fab 36 Holding or AMD Inc. to make any payment required from it hereunder this Agreement or under the AMD Fab 36 Holding Cost Plus Reimbursement Agreement within forty-five (45) days of the date due therefor or default by AMD Fab 36 Holding or AMD Inc. in the performance of or compliance with any other term contained in this Agreement or any such other agreement and such default shall not have been remedied within thirty (30) days after receipt of notice of such default from AMD Fab 36, or if the Loan Agreement Termination Date has not yet taken place, the Facility Agent and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from fulfillment of the aforesaid conditions.

(ix) a [deliberately blank];

(x) execution is issued (Einleitung der Zwangsvollstreckung) against all or a substantial part of the assets of AMD Fab 36 Holding unless such execution is withdrawn within three weeks of the issuance thereof; realization of such execution; or the realization of execution on the equity shares in AMD Fab 36 owned by AMD Fab 36 Holding and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from fulfillment of the aforesaid conditions; .

(xi) the discontinuance of payments generally (Zahlungseinstellung) by AMD Fab 36 Holding and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from discontinuance of payments;

Notice of termination may be given within forty-five (45) days from occurrence of the respective termination event. The right to assert statutory damage claims (Section 314 (4) BGB [German Civil Code] in conjunction with Sections 280 et seq. BGB) on the ground of termination of this Agreement for the reasons set out in sub-sect. b) above remains unaffected.

Section 5.02. Rights Upon Termination.

(a) Promptly, but in no event later than 20 days following the Termination Date,

(i) the actual Selling Price for the Month ending on the Termination Date shall be calculated in accordance with Section 2.02; and

(ii) if no Products were Shipped in the Month ending on the Termination Date, the final Advance Payment Adjustment Amount for that Month shall be calculated in accordance with Section 2.03.

(b) Upon termination of this Agreement, AMD Fab 36 Holding shall purchase all inventory and work-in-process of AMD Fab 36 as of the Termination Date. The purchase price shall be equal to the value thereof as shown in the books of AMD Fab 36 in accordance with German GAAP.

(c) Upon termination of this Agreement, all amounts shall be offset between the parties and the balance shall be settled by payment.

Section 5.03. Survival. The provisions of Sections 2.09 and 2.10, 5.2, 6.02, 6.03 and 6.06 shall survive any termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.01. Force Majeure.

(a) A party to this Agreement shall not be liable for the consequences of any failure to perform, or default in performing, any of its obligations, other than its payment obligations, under this Agreement if that party can show that such failure is caused by Force Majeure. In the event that no Wafers can be manufactured due to Force Majeure, the payment obligations hereunder shall continue to be owed.

(b) In case of subsection (a), the said failure shall not be considered non-compliance with any term or condition of this Agreement, and all the obligations (other than payment obligations) and times which because of such Force Majeure could not be fulfilled shall be deemed to have been suspended while the Force Majeure continues. In addition, the party for whom such obligations and/or times have been suspended shall be entitled to take reasonable steps during the pendency of the relevant Force Majeure to limit its losses resulting from such Force Majeure, and following the occurrence of such Force Majeure such obligations and/or times shall continue to be suspended for such further reasonable period as is necessary for such party to restore its capacity to perform such obligations and/or meet such times.

Section 6.02. Applicable Law. This Agreement is governed by the law of the Federal Republic of Germany. Application of the UN Convention on Contracts for the International Sale of Goods of 11 April 1980 is expressly excluded.

Section 6.03. Dispute Resolution.

a) The parties shall endeavor to reach an amicable settlement of any dispute arising out of or in connection with this Agreement and its implementation, including any question regarding its existence, validity, termination or its performance, or in connection with arrangements regarding the performance of this Agreement.

b) If any party declares that a reasonable attempt at amicable settlement of a dispute mentioned in sub-section a) has failed, such dispute shall be finally resolved by arbitration, to the exclusion of the courts of regular jurisdiction, under the Rules of Arbitration (Schiedsgerichtsordnung) of the German Arbitration Board (“Deutsche Institution für Schiedsgerichtswesen e.V.”), by three arbitrators. The place of arbitration shall be Dresden, Germany. The German Code of Civil Procedure shall apply where the Rules of Arbitration are silent.

c) The language to be used in the arbitration proceedings shall be German and all documents written in a language other than German shall be translated into the German language for the arbitration proceedings, unless otherwise decided by the parties to the arbitration proceedings.

d) The arbitral awards shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditure among the respective parties to the arbitration proceedings.

Section 6.04. Definitions

A list with definitions of the terms used in this Agreement is attached hereto. It is the will of the parties hereto that each of the terms listed in the Annex 1 has the meaning specified there unless the context requires a different interpretation.

Section 6.05. Assignment

None of the parties hereto shall have the right to assign its rights hereunder without the prior written consent of the other party hereto, of AMD Inc., of Leipziger Messe GmbH and of M+W as long as they are limited partners of AMD Fab 36 and, prior to the Loan Agreement Termination Date, of the Security Agent. However, AMD Fab 36 may assign its rights under this Agreement to the Security Agent and/or the Banks as security for obligations of AMD Fab 36 under the Loan Agreement, and the Security Agent may in turn assign such rights to any direct transferee of the Plant in the context of the proper realization of such security.

Section 6.06. Language

The German version of this Agreement shall be controlling.

Section 6.07 Final Provisions

a) No modifications or amendments to this Agreement shall be binding unless in writing. This requirement of written form may only be waived in writing.

b) If present or future terms of this Agreement are invalid or unenforceable in whole or in part or lose their validity or enforceability at a later date, this shall not affect the validity of the remaining provisions hereof. The same shall apply insofar as it transpires that there is a gap in this agreement. The invalid or unenforceable provision shall be replaced, or the gap filled, by a reasonable provision which, to the extent legally permissible, comes closest to what the contracting parties intended or would have intended in accordance with the meaning and purpose of this Agreement, had they considered the point upon conclusion hereof. This also applies if the invalidity of a provision results from a degree of performance standardized hereunder (set period, date); in such cases a legally permissible degree of performance or time (set period, date), coming as close as possible to the intentions, shall replace what was agreed. In case of disputes arising among the parties hereto due to subsections a) and b) above, the arbitration tribunal (Section 6.03) shall be entitled to determine with binding force the provision which is to apply thereunder.

Dresden, April 21, 2004

/s/ Dr. Hans-Raimund Deppe	/s/ Dr. Hans-Raimund Deppe
AMD Fab 36 Limited Liability	AMD Fab 36 Holding GmbH
Company & Co. KG, represented by	Dr. Hans-Raimund Deppe
AMD Fab 36 LLC	Managing Director
Dr. Hans-Raimund Deppe
Manager

Annex 1

to the AMD Cost Plus Reimbursement Agreement

Definitions

(1)	“Actual Volume” means, with respect to any Month, the actual number of Wafers Shipped by AMD Fab 36 to AMD Fab 36 Holding during that Month;

(2)	“Banks” means the banks from time to time party to the Loan Agreement;

(3)	“Effective Date” means the first day of AMD Fab 36’s first Fiscal Quarter during which commercial shipment of Products occurs, however no later date than January 1, 2006;

(4)	“Facility Agent” means Dresdner Bank Luxembourg S.A., as Facility Agent under the Loan Agreement, including any successor to Dresdner Bank Luxembourg S.A. in that capacity;

(5)	“Force Majeure” means with respect to AMD Fab 36 or AMD Fab 36 Holding, as the case may be, an event which is not within the reasonable control of the Person seeking to rely on the existence of Force Majeure, where the adverse effect of such event on such Person’s compliance with its obligations under this Agreement is not preventable by such Person using all reasonable care and diligence. Such events may include, without limitation, the following: acts of war (whether declared or undeclared), invasion, armed conflict, acts of one or more enemy of the United States of America, Germany or any other country or jurisdiction; blockade or embargo, revolution, riot, bombs, insurrection or other civil disturbance, sabotage, terrorism or the threat of any of the foregoing, nuclear explosion, radioactive or chemical contamination or ionizing radiation, strikes, lockouts, industrial action or labor disputes, any effect of the natural elements including without limitation lightning, fire, earthquake, flood, strike and other unusual or extreme adverse weather or environmental conditions or actions of the elements, epidemic or plague, loss of or damage to the Plant and/or machinery, equipment or materials at, for or in transit to the Plant and any events or circumstances analogous to any of the above;

(6)	“German GAAP” means accounting principles and practices generally accepted in Germany, consistently applied throughout the periods involved;

(7)	“Improvements” means any development, enhancement, improvements, upgrades, modifications and updates (including error corrections), translations and derivative works;

(8)	“JDA” means the “S” Process Development Agreement dated as of December 28, 2002 between AMD Inc. and International Business Machines Corporation, as amended, modified or supplemented from time to time;

(9)	“Know-how” means know-how, show-how, methods, techniques, procedures, formulations, formulae, assembly, installation, operating and quality control procedures and manuals, quality control standards, technical information, technical and product specifications, equipment requirements, writings, plans, drawings, designs, layouts, data, equipment descriptions, masks, mask works, systems, toolings, software, data, copyrightable material, trade secrets, inventions (whether patentable or not), improvements, developments, discoveries and any other information or intellectual property rights which lie outside the domain of public knowledge, in whole or in part;

(10)	“License Agreement” means the License Agreement among AMD Inc., AMD Fab 36 Holding and AMD Fab 36 entered into concurrently herewith, as such License Agreement may be amended, supplemented or otherwise modified from time to time;

(11)	“Loan Agreement” means the EUR 700 million Syndicated Loan Agreement, signed on [ ], among AMD Fab 36, the Banks, the Facility Agent, the Security Agent and the Reporting Agent (Dresdner Bank AG and any successor to Dresdner Bank AG in that capacity), as such Loan Agreement may be amended, supplemented or otherwise modified from time to time;

(12)	“Loan Agreement Termination Date” means the first day on which (i) all Obligations (under, and as defined in, the Loan Agreement) have been paid in full, and (ii) the Banks have no commitments under the Loan Agreement);

(13)	[deliberately blank]

(14)	“Period” means any Fiscal Quarter of AMD Fab 36 beginning with the Effective Date and quarters subsequent; provided that no Period shall extend beyond, and the final Period shall end on, the Termination Date;

(15)	“Plant” means the advanced production facility to be constructed, owned and operated by AMD Fab 36 in Dresden, Germany to manufacture Wafers using high-volume semiconductor wafer fabrication processes;

(16)	“Production Problems” means any circumstances other than those resulting from Force Majeure pertaining to AMD Fab 36, which prevent the manufacture or shipment of a Product by AMD Fab 36, including any temporary or permanent inability to apply or continue to apply Intellectual Property in the manufacture of such Product;

(17)	“Qualified Personnel” has the meaning assigned to it in Section 3.02;

(18)	[deliberately blank];

(19)	“Security Agent” means Dresdner Bank AG, as security agent under the Loan Agreement, including any successor to Dresdner Bank AG in such capacity;

(20)	“Selling Price Per Wafer” has the meaning assigned to it in Section 2.02(b);

(21)	“Shipped” means, with respect to any Products and any Month, Products delivered by AMD Fab 36 pursuant to Section 2.05 during that Month in accordance with this Agreement;

(22)	“Specifications” means, with respect to a Product, the tooling, masks, mask-works, specifications, blueprints, drawings, assembly instructions and other instructions required for the manufacture of that Product;

(23)	“Start-up Costs” means the aggregate amount of Total Costs incurred by AMD Fab 36 prior to the Effective Date;

(24)	“Subsidiary” means, with respect to any person, any other person of which more than 50% of the total voting power of shares of stock or other ownership interest entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person are a combination thereof;

(25)	“Technical Documentation” for any Know-how means manuals and other documentation in which such Know-how is recorded and all specifications, programs, software, formulae, drawings, sketches, plans, blueprints, design materials, manuals and other technical or organizational documentation for such Know-how;

(26)	“Total Costs” means, for any Month, all costs incurred, paid or accrued by AMD Fab 36 and included for that Month in the net income for the year/net loss for the year [Jahresübershuss/Jahresfehlbetrag] in accordance with German GAAP (i.e., § 275 of the German Commercial Code (Handelsgesetzbuch)) except income and corporate income taxes, all as shown in the income statement of AMD Fab 36; provided that

(a)	German GAAP, solely for purposes of this definition, shall be applied according to the accounting options specified under items (i) through (x) of this definition below regardless of whether German GAAP is so applied in the income statement of AMD Fab 36;

(b)	Total Costs shall be reduced by any revenue or income (other than revenue under this Agreement) accrued or received by AMD Fab 36, including damage claims asserted by AMD Fab 36 against third parties, which revenue or income shall include any income from capital accrued or received by AMD Fab 36 as well as net payments received in respect of hedging transactions.;

(c)	Total Costs shall include all interest expense paid or accrued (owed) by AMD Fab 36, including all interest expense relating to loans to AMD Fab 36 from third parties. Total Costs shall not include any interest expense relating to loans to AMD Fab 36 from AMD Fab 36 Holding or AMD Inc. (“Intercompany Loans”); furthermore, Total Costs shall not include the profit shares of the silent partners;

(d)	Total Costs shall not include any trade tax (Gewerbesteuer), any similar tax, or any tax levied or imposed in lieu of trade tax, including but not limited to municipal commercial tax (Kommunale Wirtschaftssteuer);

(e)	Total Costs shall be reduced by any grants, subsidies and expense reimbursements received by AMD Fab 36 from the Republic of Germany,

the Sächsische Aufbaubank, the Free State of Saxony, the City of Dresden, or from any other Governmental Authority, and such reduction shall be made in the manner specified in (iv), (v) or (vi) below (as applicable).

(f)	Payments by AMD Fab 36 Holding under this Cost Plus Reimbursement Agreement shall not be considered as cost basis;

(g)	Total Costs for any Month after the Effective Date shall be increased by the amount of the Total Costs in the immediately preceding Month (if any) if no Products were shipped during such preceding Month (and the parties hereto acknowledge that the amount by which the Total Costs shall be increased pursuant to this clause (g) therefore corresponds to the aggregate Total Costs for all immediately preceding consecutive Months in which no Products were Shipped, in each case without giving effect to this clause (g);

(h)	Total Costs for each Month shall be (i) decreased for that Month by the amount by which the work-in-process and finished products inventory at the end of that Month exceeds the amount of the work-in-process and finished products inventory at the end of the immediately preceding Month, and (ii) increased for that Month by the amount by which the work-in-process and finished products inventory at the end of that Month is less than the amount of the work-in-process and finished products inventory at the end of the immediately preceding Month. In the case of finished products, the inventory change shall not exceed the production for one Month in each case;

(i)	For avoidance of doubt, Total Costs shall also include all expense reimbursements paid by AMD Fab 36 to AMD Fab 36 LLC, but shall not include compensation paid by AMD Fab 36 to the general partners of AMD Fab 36 for acting as general partner.

With reference to clause (a) of this definition above,

(i)	Start-up Costs will not be capitalized;

(ii)	[deliberately blank]

(iii)	exceptional depreciation in order to state fixed assets at a lower value, and reversals of such depreciation in the case that the reasons for an exceptional depreciation no longer exist, will be included;

(iv)	revenues from investment grants (Investitionszuschüsse) and allowances (Investitionszulagen) will be allocated chronologically to the investments in buildings, machinery, tools and other equipment to which they relate. They will be amortized parallel to the depreciation of the corresponding fixed assets and so will reduce these depreciation costs;

(v)	without limiting the generality of clause (a) of this definition, such amortization pursuant to (iv) above shall occur regardless of whether AMD Fab 36 elects to treat some or all of such grants and allowances as income in the year received for purposes of AMD Fab 36’s financial statements;

(vi)	all grants, allowances, subsidies, or expense reimbursements described in clause (e) of this definition but which are not investment grants (Investitionszuschüsse), allowances (Investitionszulagen) or research and development subsidies will reduce Total Costs in the Month received by the full amount received in that Month;

(vii)	write-downs on current assets due to obsoleteness or solvency reasons will be included;

(viii)	[deliberately blank]

(ix)	the deferred taxes as defined by Section 274 German Commercial Code [Handelsgesetzbuch] are not included;

(x)	accruals for repairs and maintenance expenses, necessary demolition and/or dismantlement, environmental obligations and other future expenses (so-called Aufwandsrückstellungen, § 249 section 1 sentence 2 no. 1 of the German Commercial Code) will be included to the extent they are made in the financial statements of AMD Fab 36; and

(xi)	it is made clear that expenses incurred for discharging warranty obligations vis-à-vis AMD Fab 36 Holding shall not reduce Total Costs;

(27)	“Wafer” means a 300 mm silicon wafer on which integrated circuits, in particular, for microprocessor chips are fabricated.

EXHIBIT I

Section 275 of the German Commercial Code

[1]	The profit and loss statement shall be prepared in a vertical format according to the total cost procedure or the sales cost procedure. In so doing, the entries designated in Subsection 2 or 3 shall be shown separately in the sequence given there.

[2]	In using the total cost procedure, the following shall be shown:

1.	Sales proceeds

2.	Increase or decrease in the inventory of finished products and work in progress

3.	Other capitalized own work

4.	Other operating income

5.	Material costs:

a)	Costs of raw material, supplies, operating materials and acquired goods

b)	Costs of acquired services

6.	Personnel costs:

a)	Wages and salaries

b)	Social security and expenses for old age pensions and support, noting the amount for old age pensions

7.	Depreciation and Amortization:

a)	For intangible fixed assets and tangible assets as well as capitalized expenditures for starting up or expanding the business

b)	For current assets to the extent that they exceed the corporation’s usual depreciation or amortization

8.	Other operating expenses

9.	Income from participations, noting the amount from related enterprises

10.	Income from other securities and long-term loans, noting the amount from related enterprises

11.	Other interest and similar income, noting the amount from related enterprises

12.	Amortization of financial assets and of securities included in current assets

13.	Interest and similar expenses, noting the amount to related enterprises

14.	Results from ordinary business operations

15.	Extraordinary income

16.	Extraordinary expenses

17.	Extraordinary results

18.	Taxes on income and revenue

19.	Other taxes

20.	Annual surplus/annual deficit.

[3]	In using the sales cost method, the following shall be shown:

1.	Sales proceeds

2.	Production costs for performance provided in achieving the sales proceeds

3.	Gross earnings from sales

4.	Selling expenses

5.	General administrative expenses

6.	Other operating income

7.	Other operating expenses

8.	Revenues from participations, noting the amount from related enterprises

9.	Income from other securities and long-term loans, noting the amount from related enterprises

10.	Other interest and similar income, noting the amount from related enterprises

11.	Amortization of financial assets and of securities included in current assets

12.	Interest and similar expenses, noting the amount to related enterprises

13.	Results of ordinary business operations

14.	Extraordinary income

15.	Extraordinary expenses

16.	Extraordinary results

17.	Taxes on income and revenue

18.	Other taxes

19.	Annual surplus/annual deficit.

[4]	Changes in the capital and earnings reserves may be shown in the profit and loss statement only after the entries “Annual surplus/annual deficit”.

Annex 2

Power of Attorney for Security Agent

VOLLMACHT	POWER OF ATTORNEY
Ich, der Unterzeichnende,	I, the undersigned

Dr. Hans-Raimund Deppe
geschäftsansässig /with business address at
Wilschdorfer Landstr. 101 D-01109 Dresden, Germany
hier handelnd nicht im eigenen Namen, sondern als einzelvertretungsberechtigter Geschäftsführer für die	here acting, not for himself, but as Manager, authorized to act on his sole signature, of
AMD Fab 36 LLC Wilmington, Delaware, USA Hauptgeschäftsniederlassung / Main office: One AMD Place, Sunnyvale, California 94088, USA
eine Gesellschaft nach dem Recht des Staates Delaware, USA, diese wiederum handelnd für die	a limited liability company organized and existing under the laws of the State of Delaware, USA, such company acting for
AMD Fab 36 Limited Liability Company & Co. KG, Wilschdorfer Landstr. 101 D-01109 Dresden, Germany
erteile hiermit	hereby irrevocably authorize

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Dresdner Bank AG, Koppenstr. 92 10877 Berlin
unwiderruflich Einzelvollmacht, die AMD Fab 36 Limited Liability Company & Co. KG bei folgenden Angelegenheiten zu vertreten und Untervollmacht in demselben Rahmen zu erteilen:	to represent AMD Fab 36 Limited Liability Company & Co. KG, acting singly, with respect to the following matters and to grant sub-power of attorney to the same extent:

Kündigung der AMD Fab X Kostenerstattungs-Vereinbarung zwischen AMD Fab 36 Holding GmbH und AMD Fab 36 Limited Liability Company & Co. KG vom 21. April 2004 aus wichtigem Grund bei Vorliegen eines Kündigungsgrundes nach Artikel V Ziffer 1 lit. b) (viii), (x) oder (xi) der AMD Fab X Kostenerstattungs-Vereinbarung.	Termination for good cause of the AMD Fab X Cost Plus Reimbursement Agreement between AMD Fab 36 Holding GmbH and AMD Fab 36 Limited Liability Company & Co. KG dated April 21, 2004 in the event of a good cause pursuant to any of the clauses 5.01 (b) (viii), (x) or (xi) of the AMD Fab X Cost Plus Reimbursement Agreement.

Der Bevollmächtigte ist berechtigt, alle Handlungen vorzunehmen und alle Erklärungen abzugeben und entgegenzunehmen, die im Zusammenhang mit den vorgenannten Angelegenheiten notwendig oder sinnvoll sind.	The representative shall be entitled to undertake any and all measures to make or receive any and all declarations that are necessary or appropriate in connection with the aforementioned matters.

Diese Vollmacht erlischt mit dem Ablaufdatum des Darlehensvertrages (wie in der AMD Fab X Kostenerstattungs-Vereinbarung in der jeweils geltenden Fassung definiert).	This power of attorney expires on the Loan Agreement Termination Date (as defined in the AMD Fab X Cost Plus Reimbursement Agreement, as amended from time to time).

Diese Vollmacht unterliegt dem Recht der Bundesrepublik Deutschland. Die deutsche Fassung dieser Vollmacht soll im Fall von Widersprüchen oder Abweichungen die maßgebliche sein.	This power of attorney is subject to the Laws of the Federal Republic of Germany. The German language version shall be governing in the event of any dispute or ambiguity.

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Dresden, 21. April 2004

Dr. Hans-Raimund Deppe

Vice President und General Manager

Geschäftsführer

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Annex 3

Power of Attorney for AMD Inc.

VOLLMACHT	POWER OF ATTORNEY
Ich, der Unterzeichnende,	I, the undersigned
Dr. Hans-Raimund Deppe
geschäftsansässig /with business address at
Wilschdorfer Landstr. 101 D-01109 Dresden, Germany
hier handelnd nicht im eigenen Namen, sondern als einzelvertretungsberechtigter Geschäftsführer für die	here acting, not for himself, but as Manager, authorized to act on his sole signature, of
AMD Fab 36 LLC Wilmington, Delaware, USA Hauptgeschäftsniederlassung / Main office: One AMD Place, Sunnyvale, California 94088, USA
eine Gesellschaft nach dem Recht des Staates Delaware, USA, diese wiederum handelnd für die	a limited liability company organized and existing under the laws of the State of Delaware, USA, such company acting for
AMD Fab 36 Limited Liability Company & Co. KG, Wilschdorfer Landstr. 101 D-01109 Dresden, Germany
erteile hiermit	hereby authorize

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Advanced Micro Devices, Inc. One AMD Place, Sunnyvale, CA 94088, California
Einzelvollmacht, die AMD Fab 36 Limited Liability Company & Co. KG bei folgenden Angelegenheiten zu vertreten und Untervollmacht in demselben Rahmen zu erteilen:	to represent AMD Fab 36 Limited Liability Company & Co. KG, acting singly, with respect to the following matters and to grant sub-power of attorney to the same extent:

Kündigung der AMD Fab X Kostenerstattungs-Vereinbarung zwischen AMD Fab 36 Holding GmbH und AMD Fab 36 Limited Liability Company & Co. KG vom 21. April 2004 aus wichtigem Grund bei Vorliegen eines Kündigungsgrundes nach Artikel V Ziffer 1 lit. b) (iv), (v) oder (vii) der AMD Fab X Kostenerstattungs-Vereinbarung.

Termination for good cause of the AMD Fab X Cost Plus Reimbursement Agreement between AMD Fab 36 Holding GmbH and AMD Fab 36 Limited Liability Company & Co. KG dated April 21, 2004 in the event of a good cause pursuant to any of the clauses 5.01 (b) (iv), (v) or (vii) of the AMD Fab X Cost Plus Reimbursement Agreement.

Der Bevollmächtigte ist berechtigt, alle Handlungen vorzunehmen und alle Erklärungen abzugeben und entgegenzunehmen, die im Zusammenhang mit den vorgenannten Angelegenheiten notwendig oder sinnvoll sind.

The representative shall be entitled to undertake any and all measures to make or receive any and all declarations that are necessary or appropriate in connection with the aforementioned matters.
AMD Fab 36 Limited Liability Company & Co. KG hat das Recht, diese Vollmacht jederzeit aus wichtigem Grund zu widerrufen. In diesem Fall ist diese Vollmachtsurkunde unverzüglich an AMD Fab 36 Limited Liability Company & Co. KG zurückzugeben.	AMD Fab 36 Limited Liability Company & Co. KG shall be entitled to revoke this Power of Attorney at any time for good cause. In such case, this power of attorney has to be promptly returned to AMD Fab 36 Limited Liability Company & Co. KG.

15

Diese Vollmacht unterliegt dem Recht der Bundesrepublik Deutschland. Die deutsche Fassung dieser Vollmacht soll im Fall von Widersprüchen oder Abweichungen die maßgebliche sein.	This power of attorney is subject to the Laws of the Federal Republic of Germany. The German language version shall be governing in the event of any dispute or ambiguity.
Dresden, 21. April 2004 Dr. Hans-Raimund Deppe Vice President und General Manager Geschäftsführer

16